Exhibit 99.1

The First Bancorp Declares Dividend

DAMARISCOTTA, Maine – (BUSINESS WIRE) – June 21, 2012 – The Board of Directors of The First Bancorp (NASDAQ: FNLC), today declared a quarterly dividend of 19.5 cents per share. This second-quarter dividend, which is payable July 31, 2012, to shareholders of record as of July 6, 2012, is equal to the 19.5 cents per share declared in the previous fourteen quarters.

“As we discussed at the Company’s Annual Meeting of Shareholders in late April, our financial results have been very consistent over the past six to eight quarters,” stated Daniel R. Daigneault, the Company’s President & Chief Executive Officer. “A major benefit of these consistent results is our ability to maintain the quarterly dividend at 19.5 cents per quarter or 78 cents per year. Our dividend yield also remains very attractive, currently at 4.85%, based on the closing price of $16.07 per share on Wednesday, June 20.”

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, the First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3272.